Exhibit 99.1

RF Monolithics Reports First Quarter Fiscal 2012 Results

RFM Reports Return to Profitability with Increased Sales over Previous Quarter

DALLAS--(BUSINESS WIRE)--January 10, 2012--RF Monolithics, Inc. (NASDAQ: RFMI) (RFM or the Company) today reported net income of $76,000 or $0.01 per share for its first quarter ended November 30, 2011 (the current quarter). This compares to net income for the quarter ended November 30, 2010 (the comparable quarter) of $160,000 or $0.01 per share and net loss of $81,000 or $0.01 per share for the fourth quarter of our prior fiscal year ended August 31, 2011 (the sequential quarter).

The Company reported sales of $8.4 million for the current quarter, which was essentially flat with $8.5 million in sales for the comparable quarter and 4% above the $8.1 million for the sequential quarter. Gross margins were 31.5% for the current quarter, compared to 35.4% for the comparable quarter and 31.3% for the sequential quarter.

RFM’s President and CEO Farlin Halsey said, “We are pleased to once again report profitability on a quarterly basis. Wireless Solutions segment sales increased 6% from both the comparable quarter and our sequential quarter, while our overall sales have remained steady in this continued soft economic environment. As mentioned in prior releases, we have made significant progress in solving the production issues in our supply chain as reflected by the sales increase. The increase in sales from the sequential quarter and lower operating expenses resulted in our return to profitability.”

“Our recently renewed bank working capital facility was extended for two years and provides RFM improved terms and a reduced interest rate floor. Additionally, we renewed and extended our mortgage facility for 10 years at a lower interest rate. We continue to effectively manage our business, develop new products and increase sales opportunities in anticipation of economic recovery.”

“We are focused on several product and market initiatives that, if successful, will position RFM for growth. Product launches over the last 18 months are starting to gain traction, while we continue to more broadly expand our product promotional efforts. In the current quarter, we saw sales activity relating to approximately twenty new business opportunities, each representing progress towards improved sales for the second half of fiscal 2012. Several of these opportunities became available due to the improvements we have recently made in our global distribution network. Further, we continue to develop additional programs designed to enhance our collaboration with Murata Manufacturing Co., Ltd.,” Halsey said.

Halsey added, “We remain optimistic regarding 2012, as a number of forecasted new sales opportunities begin production shipments later this year. We have a broad set of products, with enabling technology, that we believe are well suited to meet market needs. As economic conditions permit and our customers ramp up their production, we believe that we are well positioned for top line growth with a scalable business model for increasing our bottom line.”

Highlights

  Sales increased 4% over the sequential quarter and were essentially flat with the comparable quarter. The production issues mentioned in the previous report were successfully addressed as sales of our patented Virtual WireTM short range radio product were at their highest level in two years, with deliveries largely matching customer request dates.
  Sales to our targeted medical market increased more than 25% in comparison to both the comparable quarter and the sequential quarter. Sales to automotive and consumer markets increased by 5% or more in comparison to those same periods. Economic conditions in these markets improved and we are seeing some traction with new products. However, sales to the industrial market decreased approximately 10% from the referenced quarters as economic conditions were not robust in that market.
  Two factors favorably affected our gross margin performance representing long-term strategies for improvement. The first is segment revenue mix, as Wireless Solution segment sales were 50% of total sales in the current quarter versus 47% of total sales in the comparable quarter. Secondly, we benefited from a reduction in overhead cost of sales of approximately 200 basis points as a percentage of sales from both the comparable quarter and the sequential quarter. However, lower sales of higher-margin mature products resulted in an unfavorable margin shift related to product mix and a lower overall gross margin in comparison to the comparable quarter. Gross margins did improve over the sequential quarter.
  Operating expenses of $2.5 million were 11% lower than the comparable quarter and 3% lower than the sequential quarter. General and administrative expenses were relatively higher a year ago due to legal expenses for a favorably settled arbitration hearing and they were higher in the sequential quarter due to previously disclosed accounts receivable reserves. Total operating expenses represent 30% of total sales.
  Net income for the current quarter of $76,000 increased from a net loss of $81,000 in the sequential quarter due to higher sales, slightly improved gross margins and lower operating expenses. However, while earnings per share of $0.01 was unchanged from the comparable quarter, net income decreased from 2% of sales to 1% of sales due to lower gross margins, partially offset by lower operating expenses.
  We generated positive adjusted earnings before interest, taxes, depreciation and amortization including stock compensation expense, or Adjusted EBITDA, of $394,000 for the current quarter.
  We renewed our bank revolving line of credit agreement, which now matures in November 2013. Total bank debt with View Point Bank increased $485,000 from the sequential quarter end to just over $2.9 million. At the end of the current quarter we had $2.8 million unused and available on our revolving line of credit, which carries an interest rate of the Wall Street Journal Prime Rate plus 2%. The new interest rate floor is 5.25%, down from 7%.
  Effective December 2011, we renewed and extended our mortgage note agreement with View Point Bank, at a fixed interest rate of 5.5% for the first five years. The previous interest rate on this borrowing was 6.5%. The maturity was extended from 2014 to 2021.

Additional Details:

  Wireless Solutions segment sales increased 6% in comparison to both the comparable quarter and the sequential quarter primarily due to increases in sales to the medical market of 27% over the comparable quarter and 43% over the sequential quarter, respectively. Several medical customers were attempting to reduce inventories in the comparable quarter. Also, the current quarter benefited from a surge in previously postponed shipments for Virtual WireTM short range radio products as production issues from prior periods eased. Partially offsetting this increase was reduced sales to the industrial market, primarily for RF modules as production schedule volumes for several customers decreased.
  Wireless Components segment sales decreased 8% in comparison to the comparable quarter, but increased 2% over the sequential quarter. Wireless Components segment sales are largely to the automotive, consumer and other markets. Sales to the automotive markets increased 9% from the comparable quarter, and increased 5% from our sequential quarter, in line with automotive production schedules. Sales to consumer markets increased by 9% or more over both periods due to improved distribution sales. The decrease in sales from the comparable quarter was largely due to a 47% decrease in sales to other markets, including government and telecommunications applications. A year ago, we participated in a program, which has now ended, for a high reliability filter. Also, some of our mature low-power component and frequency control module products continue to decline in sales. We continue to focus on new products to replace declining sales for older products.
  Current quarter gross profit margin was 31.5%, which was down 390 basis points from the comparable quarter but up 20 basis points from our sequential quarter. The decrease from the comparable quarter was due to a decrease in gross margin for each of our segments:
    Gross margin for our Wireless Component segment decreased from an unusually high 31.4% in the comparable quarter to a more normal 28.5% in the current quarter. The comparable quarter benefited from a very favorable product mix of sales to other markets. Gross margins increased from 25.2% in the sequential quarter due to the decrease in overhead cost of sales.
    Gross margin for our Wireless Solutions segment decreased from a relatively normal range of 39.9% in the comparable quarter and 37.6% in the sequential quarter to a relatively low 34.5% in the current quarter. The current quarter included increased material prices in our supply chain and incremental costs involved in addressing our production issues. We have focused increased resources on these production issues and anticipate lower costs in future periods, as many of these issues have been resolved and others are expected to be resolved this quarter. In addition, the decrease in sales of RF modules had an unfavorable effect on product mix within this segment.
  Operating cash flow for our current quarter was a negative $529,000, primarily due to two sizeable uses of operating cash--an increase in accounts receivable of approximately $600,000 resulting from higher sales and a reduction in accounts payable of $270,000. Accounts receivable collections remain at normal levels, with our days sales outstanding remaining in the mid fifty day range. In fact, we collected significant amounts from the customer that represented a potential collection concern in the comparable quarter, allowing us to reduce our reserve by $35,000. Accounts payable returned to normal levels after being unusually high due to the timing of payments in the sequential quarter.

Segment mix for current, sequential and comparable quarter sales:

Segment	Q1 FY12	Q4 FY11	Q1 FY11
Wireless Solutions	$4.2 Million	$4.0 Million	$4.0 Million
Wireless Components	$4.2 Million	$4.1 Million	$4.5 Million
Total Sales	$8.4 Million	$8.1 Million	$8.5 Million

Market diversification for current, sequential and comparable quarter sales:

	Q1 FY12*	Q4 FY11*	Q1 FY11*
Automotive	38%	37%	34%
Consumer	9%	8%	7%
Industrial	30%	35%	33%
Medical	16%	12%	12%
Other**	7%	8%	14%

*Market classifications involve our attempt to classify distribution sales which are recognized upon shipment. Market classification is estimated based upon point-of-sales information provided to us by our distributors.

**Other includes government, telecom, homeland security and those sales through distribution which are not considered material for tracking by market application by our distributors.

Geographic diversification for current, sequential and comparable quarter sales:

	Q1 FY12	Q4 FY11	Q1 FY11
North America	27%	44%	33%
Europe	26%	16%	22%
Asia and the rest of the world	47%	40%	45%

Non-GAAP Financial Measures (Adjusted EBITDA)

As a supplemental disclosure, we report Adjusted EBITDA. While this is a non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that Adjusted EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use Adjusted EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP. Reconciliations of reported net income (loss) to Adjusted EBITDA are included below.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2011. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532. Ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 40633690). This replay will be available through January 17, 2012.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com and click on Investor Relations page. Please log in at least 10 minutes prior to the call to ensure web browser compatibility.

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months Ended
	November 30,
	2011	2010
SALES	$8,398	$8,512
COST OF SALES	5,751	5,503
GROSS PROFIT	2,647	3,009
OPERATING EXPENSES:
Research and development	692	898
Sales and marketing	1,250	1,189
General and administrative	538	694
Total operating expenses	2,480	2,781
INCOME FROM OPERATIONS	167	228
OTHER INCOME (EXPENSE):
Interest expense	(68)	(72)
Other, net	(12)	13
Total other income (expense)	(80)	(59)
INCOME BEFORE INCOME TAXES	87	169
Income tax expense	11	9

NET INCOME	$76	$160

EARNINGS PER SHARE
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	10,972	10,708
Diluted	11,302	11,091

RF MONOLITHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)

	November 30,	August 31,
ASSETS	2011	2011 (a)

CURRENT ASSETS:
Cash	$556	$700
Trade receivables - net	6,127	5,526
Inventories - net	5,570	5,594
Prepaid expenses and other	299	326
Total current assets	12,552	12,146

PROPERTY AND EQUIPMENT - Net	1,128	1,138
GOODWILL	556	556
INTANGIBLES	369	369
OTHER ASSETS - Net	163	205
TOTAL	$14,768	$14,414

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt	$60	$60
Capital lease obligations - current portion	16	16
Accounts payable - trade	2,582	2,852
Accrued expenses and other current liabilities	1,019	1,043
Total current liabilities	3,677	3,971

LONG-TERM DEBT - Less current portion:
Long term debt	2,885	2,400
Capital lease obligations	15	19
Total long-term debt	2,900	2,419

DEFERRED TAX LIABILITIES	125	125
Total liabilities	6,702	6,515

STOCKHOLDERS' EQUITY:
Common stock: 10,978 and 10,939 shares issued	11	11
Additional paid-in capital	52,054	51,963
Accumulated deficit	(43,999)	(44,075)
Total stockholders' equity	8,066	7,899
TOTAL	$14,768	$14,414

(a) Derived from audited financial statements.

Adjusted EBITDA

The following table sets forth, for the three months ended November 30, 2011 and 2010, the calculation for Adjusted EBITDA that is referred to in this report (in thousands):

	Three Months
	Ended November 30,
	2011	2010

Net income	$76	$160

Add back:
Interest expense	68	72

Taxes	11	9

Depreciation	115	164

Amortization:
Patents	34	50
Stock compensation	90	95
Total amortization	124	145

Adjusted EBITDA	$394	$550

Adjusted EBITDA is an important liquidity measurement used by financial institutions to measure a company’s capability to fund operations. Adjusted EBITDA is also used by our management to measure our performance in achieving necessary cost reductions.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com